UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2016

XURA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35572	04-3398741
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Quannapowitt Parkway

Wakefield, MA

01880

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (781) 246-9000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On May 23, 2016, Xura, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) with Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), and Sierra Private Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), under which Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing after the Merger as the surviving corporation and subsidiary of Parent, subject to the terms and conditions set forth in the Merger Agreement. Parent and Merger Sub are affiliates of Siris Capital Group, LLC (“Siris”). The Merger Agreement has been unanimously approved by the Company’s Board of Directors.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than (i) certain shares of the Common Stock that are held by the Company, Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of either the Company or Parent, and (ii) certain shares of the Common Stock with respect to which the holder thereof shall have properly complied with the provisions of Section 262 of the General Corporation Law of the State of Delaware as to appraisal rights) shall be converted into the right to receive $25.00 in cash, without interest, less any applicable taxes required to be withheld (the “Merger Consideration”).

At the Effective Time, each award of stock options, restricted stock units, and director stock units (whether vested or unvested) outstanding under a Company equity incentive plan immediately prior to the Effective Time shall become fully vested and shall be canceled in exchange for the payment to the holder of such canceled award of an amount in cash (without interest and less applicable tax withholding) equal to the product of the Merger Consideration (less the applicable exercise price per share in the case of a stock option) and the number of shares of Common Stock subject to such canceled award.

Consummation of the Merger is expected to occur in the third fiscal quarter of 2016 and is subject to certain customary closing conditions including, among others, the absence of certain legal impediments; the expiration or termination of the required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; antitrust regulatory approvals in certain other jurisdictions; certain other filings and approvals by governmental authorities in France; and the approval by the holders of at least a majority of the outstanding shares of Common Stock entitled to vote on the Merger (the “Requisite Stockholder Approval”).

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of its business and other matters between the execution of the Merger Agreement and the Effective Time. Under the Merger Agreement, the Company is also subject to the “go-shop” covenant described below.

During the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. New York time on July 7, 2016 (the “Go-Shop Period”), the Company may solicit, initiate, encourage and facilitate any competing acquisition proposal from third parties, participate in discussions and negotiations with such third parties regarding such competing acquisition proposals and provide nonpublic information to such third parties pursuant to an Acceptable Confidentiality Agreement (as defined in the Merger Agreement) with each such third party. Following expiration of the Go-Shop

Period and until the earlier of the Effective Time of the Merger or termination of the Merger Agreement in accordance with its terms, the Company will be subject to customary “no-shop” restrictions on its ability to solicit, initiate, encourage and facilitate any competing acquisition proposals from third parties, participate in discussions and negotiations with such third parties regarding such competing acquisition proposals and provide nonpublic information to such third parties pursuant to an Acceptable Confidentiality Agreement with each such third party, except that the Company may continue solicitation of, or discussions or negotiations with, third parties engaged by the Company during the Go-Shop Period with whom a written acquisition proposal remains pending as of and following the expiration of the Go-Shop Period and which acquisition proposal the Company’s Board of Directors (the “Board”) determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined in the Merger Agreement) (each such third party, an “Excluded Party”). Following expiration of the Go-Shop Period, the Company is not permitted to solicit competing acquisition proposals from third parties or take certain other actions, provided that before the Company has obtained the Requisite Stockholder Approval, if the Company receives a written acquisition proposal from a third party, the Company may furnish any information and other access to such third party and participate in discussions or negotiations with such third party, subject to (i) the Board first determining in good faith (after consultation with its financial advisor and legal counsel) that (a) the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law and (b) such proposal either constitutes, or would reasonably be expected to lead to, a Superior Proposal and (ii) if the Company will provide nonpublic information, the Company provides any such nonpublic information to such third party pursuant to an Acceptable Confidentiality Agreement.

Prior to the Company obtaining the Requisite Stockholder Approval, the no-shop restrictions above are subject to a “fiduciary out” provision, which permits the Board, subject to the Company’s compliance with certain obligations described below, to change its recommendation to the Company’s stockholders regarding the Merger in connection with an intervening event, or authorize or adopt an alternative acquisition agreement with respect to a competing acquisition proposal from a third party (each such action, a “Change in Company Board Recommendation”). With respect to certain Changes in Company Board Recommendation, the Board may take any such actions with respect to a competing acquisition proposal from a third party if the Board determines in good faith (after consultation with its financial advisor and legal counsel) that such proposal constitutes a Superior Proposal and that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law. The Company would be permitted to enter an alternative acquisition agreement with respect to such Superior Proposal only if it terminated the Merger Agreement and paid certain fees owed to Parent as described further below. However, before the Board may make any Change in Company Board Recommendation or the Company may terminate the Merger Agreement in light of a Superior Proposal, the Company must comply with certain notice obligations with respect to Parent.

The Merger Agreement contains certain termination rights for the Company and Parent. The Merger Agreement can be terminated by either Parent or the Company if (i) the Merger is not consummated on or before November 23, 2016 (the “Outside Date”), (ii) the Merger becomes subject to a final, non-appealable law or order restraining, enjoining, rendering illegal or otherwise prohibiting the Merger, or (iii) the Requisite Stockholder Approval is not obtained following a vote of stockholders taken thereon. In addition, the Merger Agreement includes the following termination rights:

•	If the Merger Agreement is terminated by either Parent or the Company in connection with the Company’s entry into a definitive agreement with respect to a Superior Proposal with an Excluded Party and such agreement is entered into by the Company no later than five business days following the end of the Go-Shop Period, then the Company will be required to pay Parent a termination fee equal to $12.85 million;

•	If the Merger Agreement is terminated (i) by Parent because the Board effects a Change in Company Board Recommendation, the Company fails to recommend the Merger and approval of the Merger Agreement by the stockholders of the Company, the Company enters into an agreement with respect to an alternative Acquisition Proposal, the Company fails to reject a third party tender offer to acquire the Company’s securities within ten business days of its commencement; or the Company materially breaches certain of its covenants under the Merger Agreement relating to the no-shop restrictions or regarding the stockholders meeting to approve the Merger; or (ii) by the Company in connection with the Company’s entry into a definitive agreement with respect to a Superior Proposal with an Excluded Party and such agreement is entered into by the Company more than five business days following the end of the Go-Shop Period, then the Company will be required to pay Parent a termination fee equal to $22.49 million;

•	If the Merger Agreement is terminated by the Company (i) because Parent or Acquisition Sub have breached their respective representations, warranties, covenants or other agreements in the Merger Agreement in certain circumstances and have failed to cure such breach within a certain period or (ii) because Parent has failed to consummate the Merger pursuant to the Merger Agreement notwithstanding the satisfaction or waiver of the conditions to Parent’s and Acquisition Sub’s obligations to do so and certain notice of such failure from the Company to Parent, then Parent will be required to pay the Company a reverse termination fee equal to $38.55 million.

Parent has secured committed financing, consisting of a combination of (i) equity to be provided by Siris Partners III, L.P. and Siris Partners III Parallel, L.P., which are affiliates of Siris, and (ii) debt financing to be provided by affiliates of Cerberus Business Finance, LLC. The Merger Agreement does not contain a financing condition. Further, Siris Partners III, L.P. and Siris Partners III Parallel, L.P. have provided the Company with a limited guaranty in favor of the Company guaranteeing the payment of the reverse termination fee and certain other monetary obligations, subject to the cap specified therein, that may be owed by Parent to the Company pursuant to the Merger Agreement. The Merger Agreement also provides that either party may specifically enforce the other party’s obligations under the Merger Agreement, provided that the Company may only cause Parent to fund the equity financing if certain conditions are satisfied, including the funding of the debt financing or such funding being required to be funded at the closing pursuant to the debt financing commitments if the equity financing is funded at the closing.

The Merger Agreement has been provided solely to inform investors of its terms. It is not intended to provide any other factual information about the Company. In particular, the representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of specific dates, and solely for the benefit of the parties to the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and may be qualified by certain confidential disclosures not reflected in the text of the Merger Agreement. Moreover, certain representations, warranties and covenants in the Merger Agreement may apply standards of materiality in a way that is different from what may be viewed as material by the Company’s stockholders or other investors, and may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01 Other Events.

On May 23, 2016, Parent and the Company issued a press release announcing execution of the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On May 23, 2016, Philippe Tartavull, the President and Chief Executive Officer of the Company, sent communications to employees of the Company concerning the announcement of the Merger Agreement (including a set of frequently asked questions provided to employees). A copy of the communications is attached hereto as Exhibit 99.2.

On May 23, 2016, the Company intends to hold meetings with its employees concerning the proposed Merger. A copy of the slide presentation to be used by the Company at the employee meetings is attached hereto as Exhibit 99.3 and will be made available at the Company’s website (http://www.xura.com).

On May 23, 2016, the Company intends to send communications to customers, partners and vendors concerning the proposed Merger substantially in forms attached hereto as Exhibit 99.4, Exhibit 99.5 and Exhibit 99.6, respectively.

The Company anticipates using a slide deck in discussions with certain customers and partners substantially in the form attached hereto as Exhibit 99.7.

On May 23, 2016, the Company intends to hold a conference call with the investor community concerning the proposed Merger. A copy of the slide presentation to be used by the Company on the investor conference call is attached hereto as Exhibit 99.8 and will be made available at the Company’s website.

Additional Information and Where to Find It

In connection with the proposed Merger, the Company will be filing relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail or otherwise make available the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. COMPANY STOCKHOLDERS AND OTHER INVESTORS ARE ADVISED TO CAREFULLY READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IN RESPECT OF THE PROPOSED MERGER WHEN THEY BECOME AVAILABLE, AS THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER AND THE PARTIES TO THE PROPOSED MERGER. Company stockholders and other investors may obtain free copies of the definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the proposed

Merger (when they become available), along with other documents filed by the Company with the SEC, at the SEC’s website (http://www.sec.gov) or through the investor relations section of the Company’s website (http://www.xura.com).

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants under SEC rules in the solicitation of proxies from the Company’s stockholders in favor of the proposed Merger. Information about the Company’s directors and executive officers and their interests in the solicitation, which may, in some cases, differ from those of the Company’s stockholders generally, will be included in the proxy statement filed with the SEC in connection with the proposed Merger. Additional information about these directors and executive officers is available in the Company’s proxy statement for its 2015 Annual Meeting of Stockholders, which was filed with the SEC on May 28, 2015, and in the Company’s Annual Report on Form 10-K, which was filed with the SEC on May 23, 2016. To the extent that holdings of the Company’s securities by the Company’s directors and executive officers have changed since the amounts printed in the latest proxy statement or Form 10-K, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.

Forward-Looking Statements

This Current Report on Form 8-K, and the documents to which the Company refers you in this communication, contain forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s current expectations or beliefs concerning future events, plans, strategies, or objectives that are subject to change, and actual results may differ materially from the forward-looking statements. Without limiting the foregoing, the words “expect,” “plan”, “believe,” “seek,” estimate,” “aim,” “intend,” “anticipate,” “believe,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements may involve known and unknown risks over which the Company has no control. Those risks include, without limitation (i) the risk that the proposed Merger may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed Merger, including the adoption of the Merger Agreement by the Company’s stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed Merger on the Company’s business, operating results, and relationships with customers, suppliers and others, (v) risks that the proposed Merger may disrupt the Company’s current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed Merger, (vii) risks related to the diverting of management’s attention from the Company’s ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed Merger. In addition, the Company’s actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: (i) the conditions of markets generally and the industries in which the Company operates, including recent volatility in the Company’s key industry segments, (ii) the Company’s ability to diversify its product applications, expand its customer base, and enter into new market segments, and (iii) other events and factors disclosed previously and from time to time in the Company’s filings with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016. The documents and reports the Company files with the SEC are available through the Company, or its website, www.Xura.com, or through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR) at www.sec.gov.

Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law, the Company does not undertake to update these forward-looking statements to reflect future events or circumstances.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of May 23, 2016, by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and Xura, Inc., a Delaware corporation.

99.1	Joint Press Release, dated May 23, 2016

99.2	Letter to Employees and transaction FAQs to be used in employee meetings

99.3	Employee Slide Presentation, dated May 23, 2016

99.4	Form of letter to customers

99.5	Form of letter to partners

99.6	Form of letter to vendors

99.7	Form of slide deck to be used with customers

99.8	Investor Slide Presentation, dated May 23, 2016

*	The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XURA, INC.

Date: May 23, 2016	By:	/s/ Roy Luria
Roy Luria
Executive Vice President, General Counsel

Exhibit Index

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of May 23, 2016, by and among Sierra Private Holdings II Ltd., a private limited company incorporated under the laws of England and Wales (“Parent”), Sierra Private Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Parent, and Xura, Inc., a Delaware corporation.

99.1	Joint Press Release, dated May 23, 2016

99.2	Letter to Employees and transaction FAQs to be used in employee meetings

99.3	Employee Slide Presentation, dated May 23, 2016

99.4	Form of letter to customers

99.5	Form of letter to partners

99.6	Form of letter to vendors

99.7	Form of slide deck to be used with customers

99.8	Investor Slide Presentation, dated May 23, 2016

*	The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted documents to the SEC upon request.

9